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                                                   ---------------------------
                                                   |      OMB APPROVAL       |
                          UNITED STATES            ---------------------------
                SECURITIES AND EXCHANGE COMMISSION |OMB Number: 3236-0145    |
                     Washington, D.C. 20549        |Expires: August 31, 1999 |
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                                                   |Hours per response 14.90 |
                          SCHEDULE 13G             ---------------------------

           Under the Securities Exchange Act of 1934

                    (Amendment No. _________)*

                         SKINVISIBLE, INC.
           -------------------------------------------
                         (Name of Issuer)

                           COMMON STOCK
           -------------------------------------------
                  (Title of Class of Securities)

                           830703  10  4
           -------------------------------------------
                           (CUSIP Number)


                         DECEMBER 31, 2000
           -------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                        [_]  Rule 13d-1(b)

                        [_]  Rule 13d-1(c)

                        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (3-98)                Page 1 of 5

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CUSIP No. 830703  10  4
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1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only).:
      LUTZ FAMILY TRUST  ###-##-####


2.    Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   [_]

(b)   [_]                    N/A


3.    SEC Use Only:


4.    Citizenship or Place of Organization:  UNITED STATES


Number of        5.     Sole Voting Power:         1,250,000 SHARES
Shares Bene-
                 ______________________________________________________
finically by
Owned by Each    6.     Shared Voting Power:       N/A
Reporting
                 ______________________________________________________
Person With:
                 7.     Sole Dispositive Power:    1,250,000 SHARES
                 ______________________________________________________

                 8.     Shared Dispositive Power:  N/A

-----------------------------------------------------------------------


9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
      1,250,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

11.   Percent of Class Represented by Amount in Row (9):   8.9%


12.   Type of Reporting Person (See Instructions)

      _________________________________________________________________

                                     OO
      _________________________________________________________________


      _________________________________________________________________


      _________________________________________________________________

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CUSIP No. 830703  10  4
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Item 1.

(a)    Name of Issuer:  SKINVISIBLE, INC.

(b)    Address of Issuer's Principal Executive Offices:  6320 S.
       Sandhill Rd, Ste 10, Las Vegas, NV 89120

Item 2.

(a)    Name of Person Filing:  LUTZ FAMILY TRUST

(b)    Address of Principal Business Office or, if none, Residence:
       71 Biltmore Estates, Phoenix AZ 85016

(c)    Citizenship:  UNITED STATES

(d)    Title of Class of Securities:  COMMON STOCK

(e)    CUSIP Number:  830703  10 4

Item 3.  If this statement is filed pursuant to    240.13d-1(b) or
         240.13d-2(b) or (c), check whether the person filing is a:
      (a)   [_]   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
      (b)   [_]   Bank as defined in section 3(a)(6) of the Act
                  (15 U.S.C. 78c).
      (c)   [_]   Insurance company as defined in section 3(a)(19) of the
                  Act (15 U.S.C. 78c).
      (d)   [_]   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e)   [_]   An investment adviser in accordance with section
                  240.13d-1(b)(1)(ii)(E):
      (f)   [_]   An employee benefit plan or endowment fund in
                  accordance with section 240.13d-1(b)(1)(ii)(F):
      (g)   [_]   A parent holding company or control person in
                  accordance with section 240.13d-1(b)(1)(ii)(G):
      (h)   [_]   A savings associations as defined in Section 3(b) of
                  the Federal Deposit Insurance Act (12 U.S.C. 1813):
      (i)   [_]   A church plan that is excluded from the definition of
                  an investment company under section 3(c)(14) of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-3):
      (j)   [_]   Group, in accordance with  240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer
identified in Item 1.
      (a)  Amount Beneficially owned:   1,250,000
      (b)  Percent of Class:   8.9%
      (c)  Number of shares as to which the person has:
           (i)  Sole power to vote or to direct the vote:  1,250,000
          (ii)  Shared power to vote or to direct the vote:  N/A
         (iii)  Sole power to dispose or to direct the disposition
                of:  1,250,000
          (iv) Shared power to dispose or to direct the disposition of: N/A

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CUSIP No. 830703  10  4
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Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]


Item 6.  Ownership of More than Five Percent on Behalf of Another
Person.    N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company    N/A


Item 8  Identification and Classification of Members of the Group
           N/A

Item 9.  Notice of Dissolution of Group
           N/A


Item 10.  Certification

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CUSIP No. 830703  10  4
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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 20, 2001
                                 ------------------------------
                                             Date

                                 /s/ Robert F. Lutz
                                 ------------------------------
                                           Signature

                                 Robert F. Lutz, Trustee
                                 ------------------------------
                                          Name/Title